Exhibit 8.1
December 2, 2009
Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as special tax counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership. We have also participated in the preparation of the Prospectus Supplement dated December 2, 2009 (the “Prospectus Supplement”) and the Prospectus dated December 1, 2009 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-163424 ) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Tax consequences” in the Prospectus Supplement and “Material Income Tax Consequences” in the Prospectus.
     In connection with the foregoing, we have reviewed and relied upon (i) the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendments No. 1 — 7,(ii) the Limited Partnership of Agreement of Regency Gas Services LP (the “Operating Partnership”), (iii) the Registration Statement, (iv) the Prospectus, (v) the Prospectus Supplement and (vi) such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinion expressed herein. In addition, we have relied upon certain representations made by an officer of the general partner of the Partnership relating to the organization and actual and proposed operation of the Partnership and the Operating Partnership.
     For purposes of our opinion , we have not made an independent investigation of the facts set forth in the foregoing documents. We have, consequently, relied upon the general partner’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. In rendering our opinion, we have also assumed that all terms and provisions of such documents will be complied with by all parties thereto and are enforceable under applicable law. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.
     Our opinion expressed herein is also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.
     The opinion expressed herein is limited to the federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.
     Based upon and subject to the foregoing, all statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Partnership dated as of the date hereof, and to the use of our name in the Prospectus Supplement and the Prospectus.

     This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder.
     It is understood that this opinion is to be used only in connection with the offer and sale of those particular securities described within the Prospectus Supplement while the Registration Statement and such Prospectus Supplement are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Partnership or to any investment therein. We undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP